Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER COMBINED FINANCIAL STATEMENTS
We consent to the incorporation by reference in Registration Statement Nos. 333-08542, 333-12666 and 333-143605 on Form S-8 and in Registration Statement No. 333-155717 on Form F-3 of our reports dated February 16, 2011, relating to the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together “the combined businesses”) and the effectiveness of the combined businesses’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2010.

/s/ Deloitte LLP	/s/ Deloitte Accountants B.V.
London, United Kingdom	Amsterdam, The Netherlands
March 9, 2011	March 9, 2011